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                               [LOGO OF SEMTECH]

                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

            SEMTECH INDICATES WEAKER DEMAND EFFECTING SECOND QUARTER
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                                         2:15 P.M. PDT
                                         TUESDAY, JULY 7, 1998

NEWBURY PARK, CALIFORNIA, July 7, 1998 - SEMTECH CORPORATION (SMTC/NASDAQ) today announced that it expects net sales for the second quarter of fiscal 1999, which ends August 2nd, to be down approximately 15% from first quarter fiscal 1999 net sales. Net income and earnings per share are expected to be approximately 40-50% lower than in the prior quarter, before one-time charges. In addition, the Company announced that it plans to take a one-time pre-tax charge of $2.5 million for restructuring purposes.

Semtech's receipt of turns fill orders (orders received and shipped in the same quarter) for the balance of the second quarter is expected to be affected by weak demand from the personal computer and automated test equipment (ATE) markets. The Company also believes that seasonal trends within the electronics industry that normally occur during the summer months have been further aggravated by Asian economic conditions. Despite the weak market conditions, the Company remains optimistic about its rate of new product introductions and ongoing commitment to research and development.

The Company's announced restructuring charge is for the consolidation of internal wafer fabrication capacity and the related write-off of certain assets. Semtech believes that these steps will provide long-term benefits to improve gross margins, reduce capital expenditures, increase internal capacity utilization and gain access to advanced, cost-efficient processes available at outside foundries.

Jack Poe, Chairman and CEO stated, "We currently believe, based on discussions with our customers, that we will not achieve analysts' expectations for second quarter revenues and profits. Although we have received optimistic forecasts from many large customers for second half business, our current view

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is that the computer market may improve slightly in the third quarter with sustainable growth resuming sometime in the fourth quarter. The ATE market is expected to be flat for the balance of the year, with growth resuming by the first quarter of next year. The communications market segment continues to be fundamentally solid."

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductor products used in communications, computer and industrial markets. The Company's products address power management, protection, communication and interface applications.

The following is a "safer harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are "forward looking statements." Terms such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "may," "should," "will," the negative thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements and projections in this news release, by nature, involve risk and uncertainty. Important factors include overall economic conditions, demand for personal computers, cell phones and automated test equipment, demand for the Company's products in particular, demand for semiconductor devices in general and competitors' actions. Please refer to the Company's Form 10-Q for the first quarter ended May 3, 1998 and the Form 10-K for the year ended February 1, 1998 as filed with the Securities and Exchange Commission for other operational, financial or legal risks and uncertainties. Actual results could differ materially from expected events as discussed in this press release.

Investor Relations Contact:
---------------------------

John Baumann, Treasurer
Telephone: 805-480-2010

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